EXHIBIT 99.1

Press Release	Source: BioLase Technology, Inc.

BIOLASE Reports Results of Operations for Quarter and Year

Tuesday February 24, 11:22 am ET

SAN CLEMENTE, Calif., Feb 24 /PRNewswire-FirstCall/ — BIOLASE Technology, Inc. (Nasdaq: BLTI-News), a medical technology company that develops, manufactures and markets lasers and related products focused on improving dental procedures, today reported results of operations for the fourth quarter and year ended December 31, 2003.

Net sales for the quarter and year ended December 31, 2003 were $16.1 million and $49.1 million respectively. Net sales for the quarter and year ended December 31, 2002 were $8.1 million and $27.3 million respectively. As discussed in the Company’s Report on Form 10-Q for the quarter ended September 30, 2003, results of operations between periods are not directly comparable due to the change in accounting for revenue recognition in August 2003. During the fourth quarter of 2003, the Company recognized approximately $400,000 of the revenue that was previously deferred at September 30, 2003.

Net income for the quarter and year ended December 31, 2003 was $14.3 million and $19.1 million, respectively, and includes a one-time tax benefit of $11.4 million. The tax benefit is the result of the recognition of deferred tax assets, which consist primarily of net operating loss carryforwards. The deferred tax assets previously had been offset by a full valuation reserve due to the uncertainty of their future realization. Under generally accepted accounting principles, the Company is required to reduce the valuation reserve and recognize deferred tax assets if it is more likely than not that it will realize the benefit from the deferred tax assets in future years. The recognition of these deferred tax assets does not affect operating results, cash flow or the timing of income taxes payable in the future. As a result of recording the deferred assets at December 31, 2003, the Company expects to record a provision for income taxes in future periods. At December 31, 2003, an estimated $32.5 million in net operating loss carryforwards was available to offset federal taxable income in future years.

Income before taxes for the quarter and year ended December 31, 2003 was $2.9 million and $7.7 million respectively. Income before taxes for the quarter and year ended December 31, 2002 was $332,000 and $1.5 million, respectively.

Cash flow from operating activities for the year ended December 31, 2003 was $6.3 million compared to $477,000 for the year ended December 31, 2002.

Net income per fully diluted share for the fourth quarter and year ended December 31, 2003 was $0.61 and $0.83 respectively. The per-share information for 2003 includes the one-time tax benefit as discussed above. Net income per fully diluted share for the quarter and year ended December 31, 2002 was $0.02 and $0.07 respectively.

At December 31, 2003, the Company had cash of $11.1 million, working capital of $10.7 million, stockholders’ equity of $31.8 million and total assets of $44.5 million.

Jeffrey W. Jones, BIOLASE President and Chief Executive Officer stated: “We were very pleased with our performance for the fourth quarter and 2003 overall. During the fourth quarter we experienced strong revenue and earnings growth, while increasing our cash position by approximately $5 million. Our operating margin reached a new high of 17.5%, during this seasonally strong quarter. As we grow, we expect our annual operating margin to expand from the 15% annual rate achieved in 2003. However, our current strategic priority remains on market penetration and our quarterly operating margins could fluctuate due to sales and marketing activities and other factors. During 2004, we expect strong sales growth consistent with our historical guidance of 40% to 50% and we expect our profitability will continue to increase as we execute our business strategy.”

The Company will webcast a discussion of its fourth quarter and annual results today, February 24, 2004 beginning at 6 PM EST (3PM PST). The conference call will broadcast live over the Internet at www.biolase.com. Please go to the web site 15 minutes prior to the start of the call to register and to download and install the required software, if necessary. A replay will be available on the Company’s web site.

The following tables summarize selected results of operations and balance sheet data for the periods indicated:

BIOLASE TECHNOLOGY, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

Selected Consolidated Balance Sheet Data:

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$11,111,000	$3,940,000
Working capital	10,656,000	1,418,000
Total assets	44,501,000	16,003,000
Total Debt	2,680,000	3,209,000
Stockholders’ equity	31,782,000	3,121,000

Selected Consolidated Statements of Operations Data:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net sales	$16,090,000	$8,123,000	$49,081,000	$27,257,000
Gross profit	10,946,000	5,207,000	31,551,000	16,772,000
Income from operations	2,816,000	275,000	7,441,000	1,412,000
Income before income tax benefit	2,907,000	332,000	7,667,000	1,498,000
Income tax benefit	11,391,000	—	11,391,000	—
Net income	$14,298,000	$332,000	$19,058,000	$1,498,000
Net income per share:
Basic	$0.66	$0.02	$0.91	$0.08
Diluted	$0.61	$0.02	$0.83	$0.07
Weighted average shares used in the calculation of net income per share:
Basic	21,550,000	20,078,000	20,993,000	19,929,000
Diluted	23,534,000	21,755,000	22,978,000	21,303,000

About BIOLASE

BioLase Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase™ system, is the best selling dental laser system. The Waterlase™ system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening. In May 2003, the Company acquired the American Dental Laser product line, including the Diolase and Pulsemaster systems, which can be used for common soft tissue procedures.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding estimated future sales and profitability are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the continued increase in demand for the Company’s products, the ability of the Company to enforce its intellectual property rights, government and other regulatory policies and proceedings, unforeseen technological developments by competitors or the entry of new competitors, the availability of capital to finance growth, the availability of materials used in the manufacture of the Company’s products, the ability to attract and retain critical personnel, estimates made by management with respect to the Company’s critical accounting policies, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For further information, please contact: Jeffrey W. Jones, President & CEO, jjones@biolase.com, of BIOLASE Technology, Inc., +1-949-361-1200; or Investor Relations, Linda Decker of Porter, LeVay & Rose, Inc., +1-212-564-4700, Linda@plrinvest.com, for BIOLASE Technology, Inc.